UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2016

VECTRUS, INC.
(Exact name of Registrant as specified in its charter)

Indiana	0001-36341	38-3924636
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

655 Space Center Drive
Colorado Springs, CO 80915
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (719) 591-3600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Certain Officers

On May 11, 2016, Kristi K. Correa, Corporate Vice President and Chief Accounting Officer of the Company, resigned from her position with the Company, effective as of such date, upon mutual agreement with the Company. Ms. Correa’s departure did not involve any disagreement with the Company’s management or its external auditor.

(c) Appointment of Certain Officers

On May 13, 2016, the Board of Directors of the Company appointed Matthew M. Klein, the Company’s Senior Vice President and Chief Financial Officer, as Principal Accounting Officer of the Company, effective immediately. Mr. Klein, age 45, will continue to serve as Senior Vice President and Chief Financial Officer.

Mr. Klein has served as Senior Vice President and Chief Financial Officer of the Company since the Company was spin-off from its former parent, Exelis Inc., in September 2014. Prior to that time, Mr. Klein was Vice President and Chief Financial Officer of the Mission Systems business division of Exelis Inc. and had served in that position since May 2011. Prior to being named to that position, Mr. Klein was the Assistant Controller for the Electronic Systems business of ITT Communications Systems division located in Fort Wayne, Indiana. He also served as the acting Assistant Controller for ITT Electronic Systems, Rad, Reconnaissance and Acoustic Systems in Van Nuys, California. In addition, Mr. Klein served in the ITT internal audit department leading various audits for units worldwide. He joined ITT Corporation in 1996.

Mr. Klein has no family relationships with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company. Mr. Klein is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Klein has not entered into any material plan, contract, arrangement or amendment in connection with his appointment as Principal Accounting Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 13, 2016	VECTRUS, INC.
	By:	/s/ Kathryn S. Lamping
	Its:	Assistant Secretary